As filed with the Securities and Exchange Commission on February 6, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SPIRE INC.

(Exact name of registrant as specified in its charter)

Missouri	74-2976504
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
700 Market Street St. Louis, Missouri	63101
(Address of Principal Executive Offices)	(Zip Code)

Spire 2025 Equity Incentive Plan
(Full title of the plan)

S. L. Lindsey, A. W. Woodard or C. M. Vomund

Spire Inc.

700 Market Street

St. Louis, Missouri 63101

(Name and address of agent for service)

(314) 342-0500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The purpose of this registration statement on Form S-8 is to register a total of 1,500,000 shares of common stock, par value $1.00 per share, of Spire Inc., a Missouri corporation (the “Registrant”, “we” or “us”), for offer and sale under our 2025 Equity Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

SEC Filings (File No. 1-16681)	Period/Date
Annual Report on Form 10-K	Year ended September 30, 2024, filed on November 20, 2024 (the “Form 10-K”)
Quarterly Report on Form 10-Q	Quarter ended December 31, 2024, filed on February 5, 2025
Current Reports on Form 8-K	Filed on October 18, 2024, November 18, 2024, as amended on Form 8-K/A (other than Item 7.01 and Exhibit 99.1), November 26, 2024, January 6, 2025, January 31, 2025, and February 3, 2025
Description of Securities	Filed as Exhibit 4.27 to the Form 10-K, including any other amendments or reports filed for the purpose of updating such description

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of such form), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock offered hereby has been passed upon for the Registrant by Matthew J. Aplington, who is regularly employed by the Registrant as its Senior Vice President, Chief Legal Officer. As of February 6, 2025, Mr. Aplington owned 3,240 shares of common stock.

Item 6. Indemnification of Directors and Officers.

The General and Business Corporation Law of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such a person against judgments and fines, and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for proper expenses.

Missouri law also provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in defense of any such action, suit, or proceeding or of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the action, suit, or proceeding.

The statute also provides that a corporation may provide additional indemnification to any person indemnifiable as described above, provided such additional indemnification is authorized by the corporation’s articles of incorporation or a shareholder-approved bylaw or agreement, and provided further that no person shall be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Registrant’s Articles of Incorporation provide that it shall indemnify each of its directors and officers to the full extent permitted by The General and Business Corporation Law of Missouri and, in addition, shall indemnify each of them against all expenses incurred in connection with any claim by reason of the act that such director or officer is or was, serving the Registrant, or at its request, in any of the capacities referred to in The General and Business Corporation Law of Missouri, or arising out of such person’s status in any such capacity, provided that the Registrant shall not indemnify any person from or on account of such person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law. The Registrant’s Articles of Incorporation also allow it to indemnify any other person as permitted by The General and Business Corporation Law of Missouri.

The Registrant has also entered into indemnification agreements with each of its directors and officers that (1) provide for the indemnification of each such director and officer to the extent provided for by the Registrant’s articles of incorporation as described above and (2) state that the indemnification provided thereunder shall survive the elimination or modification of the Registrant’s Articles of Incorporation with respect to claims that have arisen prior to such elimination or modification.

The Registrant’s Articles of Incorporation further provide that no present or former director shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in subjective good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of an illegal dividend as provided in Section 351.345 of The General and Business Corporation Law of Missouri, or (iv) for any transaction from which the director derived an improper personal benefit. To the extent that The General and Business Corporation Law of Missouri is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the full extent permitted by The General and Business Corporation Law of Missouri as so amended.

The Registrant has obtained insurance protecting the officers and directors against certain liabilities.

The rights of indemnification provided for above are not exclusive of any other rights of indemnification to which the persons seeking indemnification may be entitled under the Registrant’s Articles of Incorporation or bylaws or any agreement, vote of shareholders or disinterested directors, or otherwise.

Item 8. Exhibits.

Exhibit No.	Description
4.1

Articles of Incorporation of Spire Inc., as amended, effective as of April 28, 2016, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 3, 2016 (File No. 1-16681), and incorporated herein by reference

4.2

Bylaws of Spire Inc., as amended, effective as of July 27, 2023, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 28, 2023 (File No. 1-16681), and incorporated herein by reference

4.3

The Spire 2025 Equity Incentive Plan, filed as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed December 18, 2024 (File No. 1-16681), and incorporated herein by reference

5.1*	Opinion of Matthew J. Aplington
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Matthew J. Aplington (contained in Exhibit 5.1)

Exhibit No.	Description
24.1*	Power of Attorney (included in the signature page to this Registration Statement)
107*	Calculation of Registration Fee

____________

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on February 6, 2025.

SPIRE INC.
By:	/s/ Adam W. Woodard
Adam W. Woodard Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Scott E. Doyle and Adam W. Woodward, or any of them and their respective successors from time to time in the offices of Chief Operating Officer or Chief Financial Officer, as the case may be, as true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign individually and not collectively, (i) this Registration Statement and any and all amendments and supplements to this Registration Statement on Form S-8, including, without limitation, post-effective amendments, and other instruments appropriate or necessary in connection therewith, to attest the seal of the Company thereon, and to file the same with the Commission, granting to said attorneys-in-fact and agents, or their substitutes, and each of them, the full power and authority to do and perform in the name and on behalf of each of said officers and directors, or both, as the case may be, every act whatsoever which may be appropriate or necessary as set forth in this Registration Statement, including any amendments or supplements thereto, including, without limitation, post-effective amendments to this Registration Statement, and to take or cause to be taken any and all such actions in connection therewith in the name and on behalf of the Company as they, in their sole discretion, deem appropriate or necessary and (ii) any and all other instruments which any of such attorneys-in-fact and agents deems necessary or advisable to comply with the Securities Act and the rules, regulations, and requirements of the Commission and Blue Sky or other state securities laws and regulations, and does hereby grant unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott E. Doyle	Executive Vice President, Chief Operating Officer	February 6, 2025
Scott E. Doyle	(Acting Principal Executive Officer)

/s/ Adam W. Woodard	Executive Vice President, Chief Financial Officer	February 6, 2025
Adam W. Woodard	(Principal Financial Officer)

/s/ Timothy W. Krick	Vice President, Chief Accounting Officer	February 6, 2025
Timothy W. Krick	(Chief Accounting Officer)

/s/ Rob L. Jones	Chairman of the Board	February 6, 2025
Rob L. Jones

/s/ Mark A. Borer	Director	February 6, 2025
Mark A. Borer

/s/ Sheri S. Cook	Director	February 6, 2025
Sheri S. Cook

/s/ Vinny J. Ferrari	Director	February 6, 2025
Vinny J. Ferrari

/s/ Maria V. Fogarty	Director	February 6, 2025
Maria V. Fogarty

/s/ Carrie J. Hightman	Director	February 6, 2025
Carrie J. Hightman

/s/ Paul D. Koonce	Director	February 6, 2025
Paul D. Koonce

/s/ Brenda D. Newberry	Director	February 6, 2025
Brenda D. Newberry

/s/ John P. Stupp, Jr.	Director	February 6, 2025
John P. Stupp, Jr.